As filed with the Securities and Exchange Commission on January 14, 1997.

                                          Registration No. 33-
-------------------------------------------------------------------------


                   SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549
                         ----------------------


                                FORM S-8
                         REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933
                       --------------------------



                        BAKER HUGHES INCORPORATED
           (Exact name of issuer as specified in its charter)


          DELAWARE                               76-0207995
(State or other jurisdiction of               (I.R.S. Employer
incorporation or organization)               Identification No.)


                             3900 Essex Lane
                          Houston, Texas 77027
      (Address, including zip code of Principal Executive Offices)
                       ---------------------------


         Baker Hughes Incorporated Supplemental Retirement Plan
                        (Full title of the plan)
                       ---------------------------


                         Lawrence O'Donnell, III
                        Baker Hughes Incorporated
                             3900 Essex Lane
                          Houston, Texas 77027
                 (Name and address of agent for service)


                             (713) 439-8600
      (Telephone number, including area code, of agent for service)
                      ----------------------------


                     CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------
                          Proposed      Proposed
 Title of Securities      Maximum       Maximum      Amount of
       to be              Offering      Aggregate   Registration
     Registered           Price Per     Offering        Fee
                         Obligation     Price (1)
--------------------------------------------------------------------------
Deferred Compensation      100%       $30,000,000    $9,090.00
Obligations (2)
--------------------------------------------------------------------------

(1)  Estimated solely for the purpose of determining the registration fee.

(2) The Deferred Compensation Obligations are unsecured obligations of Baker Hughes Incorporated to pay deferred compensation in the future in accordance with the terms of the Baker Hughes Incorporated Supplemental Retirement Plan for a select group of eligible employees.


                              Part II

Item 3.   Incorporation of Certain Documents by Reference.
-------   ------------------------------------------------

     Baker Hughes Incorporated (the "Company") hereby incorporates into this Registration Statement, by reference, the following documents which have been filed with the Securities and Exchange
Commission (the "Commission"):

(i) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.   Description of Securities
-------   -------------------------

     The securities to be registered are Deferred Compensation Obligations under the Baker Hughes Incorporated Supplemental Retirement Plan (the "Plan"). The Plan provides designated Company employees ("Members") with an opportunity to defer a portion of their compensation by electing an amount to be deferred ("Member Deferral") and the timing and form of payment for the deferred amount. Under the Plan and subject to vesting, the Company matches a portion of the Member Deferral ("Company Deferral" and together with the Member Deferral "Deferred Compensation Obligations"). The Deferred Compensation Obligations are not convertible into another security of the Company. A summary of certain provisions of the Plan follows but is subject to the actual provisions of the Plan. Capitalized terms used but not defined in this Item have the respective meanings ascribed to them in the Plan.

     The Deferred Compensation Obligations represent unsecured obligations of the Company to pay deferred compensation (plus any net income or net loss attributable thereto) in the future in accordance with the terms of the Plan and any trust agreement entered into pursuant to the Plan. If the Company becomes insolvent, the Deferred Compensation Obligations (plus any net income or net loss attributable thereto) shall be subject to the claims of the creditors of the Company. In such event, Members and their beneficiaries shall constitute unsecured general creditors of the Company with respect to amounts otherwise payable thereunder and shall have no preferred claim to, or beneficial ownership interest in, Deferred Compensation Obligations or assets of any Trust Fund (as defined).

     Subject to the provisions of the Plan relating to insolvency of the Company and to the terms of any subsequent election made by a Member, the Deferred Compensation Obligations (plus any net income or net loss attributable thereto) will be payable as soon as administratively practicable as of the date irrevocably elected by such Member pursuant to the Plan and which occurs after the Valuation Date (as defined, generally the end of each calendar month) coinciding with or next following the date the Member terminates employment with the Company and its affiliates.
Benefits received upon such Member's termination of employment may be paid in a single lump sum or in annual installments over 5, 10 or 15 years based generally upon the election made by the Member.

     A Member may be permitted to withdraw a limited amount of benefits from the Plan if the Plan Administrator, upon written petition of a Member, determines in its sole discretion that such member has suffered an Unforeseeable Financial Emergency (as defined). In the event of such determination, the Member shall be entitled to a benefit in an amount not to exceed the lesser of (1) the amount determined by the Plan Administrator as necessary to meet such Member's needs created by the Unforeseeable Financial Emergency, or (2) the then value of such Member's Vested Interest in the Member's Accounts (as defined).

     Each Member has the right to designate a beneficiary or beneficiaries to receive payment of the member's benefits under the Plan in the event of the Member's death. The Member has the right to revoke such designation or to substitute another beneficiary, or other beneficiaries, in accordance with the Plan.

     Under the Plan, Deferred Compensation Obligations may be invested in one or more investment funds available under the Plan that are designated by the Member, or by the Plan Administrator in the event the Member fails to make a proper designation. Each Member will have separate Accounts which will be valued separately. As of each Valuation Date (as defined), the Plan Administrator will allocate the net income (or net loss) of each Fund (as defined) to all of the Accounts of Members investing in such Funds. The net income (or net loss) on a Valuation Date shall be ascertained by the Plan Administrator in such manner as it deems appropriate, which may include expenses of administering the Fund, the Plan and any Trust (as defined).

     Except as otherwise provided by law, the interest of a Member or beneficiary under the Plan may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits under the Plan be subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

     The Company's Board of Directors has the right to amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Member with respect to amounts already allocated to such Member's Accounts. The Board of Directors may terminate the Plan at any time. If Plan is terminated, the balance in a Member's Accounts shall be paid to such Member or his or her designated beneficiary in the manner specified by the Plan Administrator, which may include the payment of a single lump sum, cash payment in full satisfaction of all such Member's or beneficiary's benefits under the Plan.

Item 5.   Interests of Named Experts and Counsel.
-------   ---------------------------------------
     Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Lawrence O'Donnell, III, Vice President and General Counsel for the Company, Houston, Texas. Mr. O'Donnell is eligible to participate in the Baker Hughes Incorporated Supplemental Retirement Plan.

Item 6.   Indemnification of Directors and Officers
-------   -----------------------------------------

     The Company's Restated Certificate of Incorporation contains a provision that eliminates the personal liability of a director to the Company and its stockholders for monetary damages for breach of his fiduciary duty as a director to the extent currently allowed under the Delaware General Corporation Law. If a director were to breach such duty in performing his duties as a director, neither the Company nor its stockholders could recover monetary damages from the director, and the only course of action available to the Company's stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in the Company's Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Directors' action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and the Company would have no effective remedy against the directors.

     Under the Company's Restated Certificate of Incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of the Company's stock under
Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation further provides that in the event the Delaware General Corporation Law is amended to allow the further elimination or limitation of the liability of directors, then the liability of the Company's directors shall be limited or eliminated to the fullest extent permitted by the amended Delaware General Corporation Law.

     Under Article III of the Company's Bylaws as currently in effect and an indemnification agreement with the Company's officers and directors (the "Indemnification Agreement"), each person who is or was a director or officer of the Company or a subsidiary of the Company, or who serves or served any other enterprise or organization at the request of the Company or a subsidiary of the Company, shall be indemnified by the Company to the full extent permitted by the Delaware General Corporation Law.

     Under such law, to the extent that such person is successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is or was a director or officer of the Company, or serves or served any other enterprise or organization at the request of the Company, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

     Under such law, if unsuccessful in defense of a third-party civil suit or a criminal suit, or if such suit is settled, such a person shall be indemnified against both (i) expenses, including attorneys' fees, and (ii) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of the Company, where such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that if such person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his duty to the Company, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

     The Indemnification Agreement provides directors and officers with specific contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of the Company's Bylaws. The Indemnification Agreement provides for indemnification of directors and officers against both stockholder derivative claims and third-party claims. Sections 145(a) and 145(b) of the Delaware General Corporation Law, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnification in connection with derivative claims than in connection with third-party claims. The distinction is that Section 145(a), concerning third-party claims, authorizes expenses and judgments and amounts paid in settlement (as is provided in the Indemnification Agreement), but Section 145(b), concerning derivative suits, generally authorizes only indemnification of expenses. However, Section 145(f) expressly provides that the indemnification and advancement of expenses provided by or granted pursuant to the subsections of Section 145 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement. It is unclear whether a court would decide that Delaware's public policy would support this aspect of the Indemnification Agreement under the authority of Section 145(f), or whether Delaware's public policy would cause its invalidation because it does not conform to the distinctions contained in Sections 145(a) and 145(b).

     Pursuant to the Indemnification Agreement, the Company has agreed to provide, at all times during the two-year period following a "change in control" (as defined in the Indemnification Agreement) of the Company, irrevocable letters of credit in an aggregate amount not less than $25,000,000 for the benefit of the officers and directors of the Company to secure the Company's obligations under the Indemnification Agreement.

     Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Company currently has in effect a directors' and officers' liability insurance policy providing aggregate coverage in the amount of $100,000,000.

Item 7.   Exemption from Registration Claimed
-------   -----------------------------------

     Not applicable.

Item 8.   Exhibits
-------   --------

4.1  Baker Hughes Incorporated Supplemental Retirement Plan.

5.1 Opinion of Lawrence O'Donnell, III with respect to legality of securities.

23.1 Consent of Deloitte & Touche LLP.

23.2 Consent of Lawrence O'Donnell, III (contained in Exhibit 5.1).

24.1 Powers of Attorney are included on the signature page of this Registration Statement.

Item 9.  Undertakings
-------  ------------

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)  To include any prospectus required by section 10(a)
     (3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (a)(1)(i) and
     (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                           POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence O'Donnell, III and James
D. Woods, and each of them, each of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on January 13, 1997.


                              Baker Hughes Incorporated




                         By:  /s/ James D. Woods
                              -------------------------------------
                              James D. Woods
                              Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     Signature                     Title                     Date
     ---------                     -----                     ----


/s/ James D. Woods       Chairman of the Board         January 13, 1997
--------------------
   (James D. Woods)

                         President and Chief
                         Executive Officer
/s/ Max L. Lukens        (principal executive officer) January 13, 1997
--------------------
   (Max L. Lukens)

                       Senior Vice President and Chief
                         Financial Officer (principal
/s/ E. L. Mattson            financial officer)        January 13, 1997
--------------------
   (E. L. Mattson)



                             Controller (principal
/s/ James E. Braun           accounting officer)       January 13, 1997
--------------------
   (James E. Braun)


     Signature                     Title                     Date
     ---------                     -----                     ----

/s/ Lester M. Alberthal, Jr.       Director            January 13, 1997
-----------------------------
    Lester M. Alberthal, Jr.


/s/ Victor G. Beghini              Director            January 13, 1997
-----------------------------
    Victor G. Beghini


/s/ Jack S. Blanton                Director            January 13, 1997
----------------------------
    Jack S. Blanton


/s/ Harry M. Conger                Director            January 13, 1997
----------------------------
    Harry M. Conger


/s/ Eunice M. Filter               Director            January 13, 1997
----------------------------
    Eunice M. Filter


/s/ Joe B. Foster                  Director            January 13, 1997
----------------------------
    Joe B. Foster


/s/ Richard D. Kinder              Director            January 13, 1997
----------------------------
    Richard D. Kinder


/s/ John F. Maher                  Director            January 13, 1997
----------------------------
    John F. Maher


/s/ James F. McCall                Director            January 13, 1997
----------------------------
    James F. McCall


/s/ Dana G. Mead                   Director            January 13, 1997
----------------------------
    Dana G. Mead


/s/ Donald C. Trauscht             Director            January 13, 1997
----------------------------
    Donald C. Trauscht